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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Noble Energy, Inc.

We consent to the use of our report dated February 21, 2003, with respect to the consolidated balance sheet of Noble Energy, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity and other comprehensive income and cash flows for the year then ended, incorporated herein by reference.

Our report refers to our audit of the adjustments that were applied to revise the 2001 and 2000 consolidated financial statements for the 2001 and 2000 amounts relating to reportable segments to conform to the 2002 composition of reportable segments, as more fully described in "Note 11 - Geographic Data" to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 financial statements taken as a whole.


                                                 KPMG LLP


Houston, Texas
August 22, 2003